Exhibit 99.1

Natural Grocers by Vitamin Cottage Announces Third Quarter Fiscal 2024 Results

Raises Fiscal 2024 Outlook

Lakewood, Colorado, August 8, 2024. Natural Grocers by Vitamin Cottage, Inc. (NYSE: NGVC) today announced results for its third quarter of fiscal 2024 ended June 30, 2024.

Highlights for Third Quarter Fiscal 2024 Compared to Third Quarter Fiscal 2023

●	Net sales increased 9.7% to $309.1 million;
●	Daily average comparable store sales increased 7.2%, and increased 11.6% on a two-year basis;
●	Operating income increased 41.4% to $12.8 million;
●	Net income increased 30.2% to $9.2 million, with diluted earnings per share of $0.40; and
●	Adjusted EBITDA was $22.2 million.

“We are very pleased with our financial results for the third quarter and year-to-date,” said Kemper Isely, Co-President. “We continue to experience strong and balanced sales metrics including a 7.2% daily average comparable store sales growth comprised of a 4.7% increase in transaction count, and a 2.4% increase in transaction size driven by item count growth and modest inflation. The third quarter represents our fourth consecutive quarter of comparable store sales growth in excess of 6%, a trend indicative of the resilience of our loyal customer base. We believe that our unique offering of carefully vetted natural and organic products and compelling value proposition resonate more than ever with health-conscious consumers and distinguish us in the marketplace.”

Mr. Isely continued, “The third quarter’s robust sales growth combined with effective expense management resulted in operating leverage, which generated a year-over-year operating margin improvement of 100 basis points and a 29.0% increase in diluted earnings per share. Based on these strong results, coupled with our confidence in our business trends and execution, we are increasing our fiscal 2024 outlook for daily average comparable store sales growth and diluted earnings per share.”

In addition to presenting the financial results of Natural Grocers by Vitamin Cottage, Inc. and its subsidiaries (collectively, the Company) in conformity with U.S. generally accepted accounting principles (GAAP), the Company is also presenting EBITDA and Adjusted EBITDA, which are non-GAAP financial measures. The reconciliation from GAAP to these non-GAAP financial measures is provided at the end of this earnings release.

Operating Results — Third Quarter Fiscal 2024 Compared to Third Quarter Fiscal 2023

During the third quarter of fiscal 2024, net sales increased $27.3 million, or 9.7%, to $309.1 million, compared to the third quarter of fiscal 2023, due to a $23.6 million increase in comparable store sales and a $5.4 million increase in new store sales, partially offset by a $1.7 million decrease in net sales related to closed stores. Daily average comparable store sales increased 7.2% in the third quarter of fiscal 2024, comprised of a 4.7% increase in daily average transaction count and a 2.4% increase in daily average transaction size. The increase in net sales was driven by increases in transaction counts, items per transaction, retail prices, and new store sales. Marketing initiatives, including {N}power® rewards program offers and market-specific campaigns, enhanced customer engagement, which contributed to sales growth.

Gross profit during the third quarter of fiscal 2024 increased $8.9 million, or 11.0%, to $90.3 million, compared to $81.4 million in the third quarter of fiscal 2023. Gross profit reflects earnings after product and store occupancy costs. Gross margin increased 30 basis points to 29.2% during the third quarter of fiscal 2024, compared to 28.9% in the third quarter of fiscal 2023. The increase in gross margin was driven by store occupancy cost leverage, partially offset by lower product margin attributable to product mix.

Store expenses during the third quarter of fiscal 2024 increased 7.9% to $67.6 million, primarily driven by higher compensation expenses. Store expenses as a percentage of net sales were 21.9% during the third quarter of fiscal 2024, down from 22.2% in the third quarter of fiscal 2023. The decrease in store expenses as a percentage of net sales reflects expense leverage.

Administrative expenses during the third quarter of fiscal 2024 increased 2.5% to $9.5 million, driven by higher compensation expenses. Administrative expenses as a percentage of net sales were 3.1% in the third quarter of fiscal 2024, down from 3.3% in the third quarter of fiscal 2023.

Operating income for the third quarter of fiscal 2024 was $12.8 million, compared to $9.1 million in the third quarter of fiscal 2023. Operating margin during the third quarter of fiscal 2024 was 4.2%, compared to 3.2% in the third quarter of fiscal 2023.

The effective income tax rate was 21.9% and 14.1% for the third quarter of fiscal 2024 and 2023, respectively. The increase in the effective income tax rate was primarily attributable to lower food donation deductions recorded during the third quarter of fiscal 2024.

Net income for the third quarter of fiscal 2024 was $9.2 million, or $0.40 diluted earnings per share, compared to net income of $7.1 million, or $0.31 diluted earnings per share, for the third quarter of fiscal 2023.

Adjusted EBITDA for the third quarter of fiscal 2024 was $22.2 million, compared to $16.7 million in the third quarter of fiscal 2023.

Operating Results — First Nine Months Fiscal 2024 Compared to First Nine Months Fiscal 2023

During the first nine months of fiscal 2024, net sales increased $73.4 million, or 8.7%, to $918.9 million, compared to the first nine months of fiscal 2023, due to a $62.0 million increase in comparable store sales and a $16.0 million increase in new store sales, partially offset by a $4.6 million decrease in sales related to closed stores. Daily average comparable store sales increased 7.0% in the first nine months of fiscal 2024, and was comprised of a 3.9% increase in daily average transaction count and a 3.0% increase in daily average transaction size. The increase in net sales was driven by increases in transaction counts, retail prices, items per transaction, and new store sales. Marketing initiatives, including {N}power® rewards program offers and market-specific campaigns, enhanced customer engagement, which contributed to sales growth.

Gross profit during the first nine months of fiscal 2024 increased $26.9 million, or 11.1%, to $269.4 million. Gross profit reflects earnings after product and store occupancy costs. Gross margin increased to 29.3% during the first nine months of fiscal 2024, compared to 28.7% in the first nine months of fiscal 2023. The increase in gross margin was primarily driven by store occupancy cost leverage and higher product margin attributed to effective pricing and promotions.

Store expenses during the first nine months of fiscal 2024 increased 7.0% to $204.8 million, primarily driven by higher compensation expenses. Store expenses as a percentage of net sales were 22.3% during the first nine months of fiscal 2024, down from 22.6% in the first nine months of fiscal 2023. The decrease in store expenses as a percentage of net sales reflects expense leverage.

Administrative expenses during the first nine months of fiscal 2024 increased 8.8% to $28.5 million, driven by higher compensation expenses. Administrative expenses as a percentage of net sales were 3.1% for each of the first nine months of fiscal 2024 and 2023.

Operating income for the first nine months of fiscal 2024 was $34.9 million, compared to $23.9 million in the first nine months of fiscal 2023. Operating margin during the first nine months of fiscal 2024 was 3.8%, compared to 2.8% in the first nine months of fiscal 2023.

The effective income tax rate was 21.6% and 19.1% for the nine months of fiscal 2024 and 2023, respectively. The increase in the effective income tax rate was primarily attributable to lower food donation deductions recorded during the first nine months of fiscal 2024.

Net income for the first nine months of fiscal 2024 was $24.9 million, or $1.08 diluted earnings per share, compared to net income of $17.4 million, or $0.76 diluted earnings per share, for the first nine months of fiscal 2023.

Adjusted EBITDA for the first nine months of fiscal 2024 was $60.6 million, compared to $47.3 million in the first nine months of fiscal 2023.

Balance Sheet and Cash Flow

As of June 30, 2024, the Company had $13.9 million in cash and cash equivalents, and $16.6 million in outstanding borrowings on its $75.0 million revolving credit facility.

During the first nine months of fiscal 2024, the Company generated $49.3 million in cash from operations and invested $31.8 million in net capital expenditures, primarily for new and relocated/remodeled stores.

Dividend Announcement

Today, the Company announced the declaration of a quarterly cash dividend of $0.10 per common share. The dividend will be paid on September 18, 2024 to stockholders of record at the close of business on September 3, 2024.

Fiscal 2024 Outlook

The Company is raising its fiscal 2024 outlook for daily average comparable store sales growth and diluted earnings per share. Additionally, the Company is refining its outlook for the number of new stores and relocations/remodels, and narrowing its capital expenditures range. The Company now expects:

Fiscal 2024 Outlook
Number of new stores	4
Number of relocations/remodels	5
Daily average comparable store sales growth	6.0% to 7.0%
Diluted earnings per share	$1.27 to $1.34

Capital expenditures (in millions)	$35 to $39

Earnings Conference Call

The Company will host a conference call today at 2:30 p.m. Mountain Time (4:30 p.m. Eastern Time) to discuss this earnings release. The dial-in number is 1-888-347-6606 (US) or 1-412-902-4289 (International). The conference ID is “Natural Grocers Q3 FY 2024 Earnings Call.” A simultaneous audio webcast will be available at http://Investors.NaturalGrocers.com and archived for a minimum of 20 days.

About Natural Grocers by Vitamin Cottage

Natural Grocers by Vitamin Cottage, Inc. (NYSE: NGVC) is an expanding specialty retailer of natural and organic groceries, body care products and dietary supplements. The products sold by Natural Grocers must meet strict quality guidelines and may not contain artificial colors, flavors, preservatives or sweeteners, or partially hydrogenated or hydrogenated oils. The Company sells only USDA certified organic produce and exclusively pasture-raised, non-confinement dairy products, and free-range eggs. Natural Grocers’ flexible smaller-store format allows it to offer affordable prices in a shopper-friendly, clean and convenient retail environment. The Company also provides extensive free science-based nutrition education programs to help customers make informed health and nutrition choices. The Company, founded in 1955, has 169 stores in 21 states.

Visit www.NaturalGrocers.com for more information and store locations.

Forward-Looking Statements

The following constitutes a "safe harbor" statement under the Private Securities Litigation Reform Act of 1995. Except for the historical information contained herein, statements in this release are "forward-looking statements" and are based on management’s current expectations and are subject to uncertainty and changes in circumstances. All statements that are not statements of historical fact are forward-looking statements. Actual results could differ materially from these expectations due to changes in global, national, regional or local political, economic, inflationary, deflationary, recessionary, business, interest rate, labor market, competitive, market, regulatory and other factors, and other risks detailed in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2023 (the Form 10-K) and the Company's subsequent quarterly reports on Form 10-Q. The information contained herein speaks only as of the date of this release and the Company undertakes no obligation to publicly update forward-looking statements, except as may be required by the securities laws.

For further information regarding risks and uncertainties associated with the Company's business, please refer to the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" sections of the Company's filings with the Securities and Exchange Commission, including, but not limited to, the Form 10-K and the Company's subsequent quarterly reports on Form 10-Q, copies of which may be obtained by contacting Investor Relations at 303-986-4600 or by visiting the Company's website at http://Investors.NaturalGrocers.com.

Investor Contact:

Reed Anderson, ICR, 646-277-1260, reed.anderson@icrinc.com

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Statements of Income

(Unaudited)

(Dollars in thousands, except per share data)

	Three months ended June 30,		Nine months ended June 30,
	2024	2023	2024	2023
Net sales	$309,082	281,791	918,924	845,493
Cost of goods sold and occupancy costs	218,751	200,401	649,476	602,907
Gross profit	90,331	81,390	269,448	242,586
Store expenses	67,575	62,631	204,791	191,419
Administrative expenses	9,545	9,308	28,474	26,166
Pre-opening expenses	364	367	1,272	1,069
Operating income	12,847	9,084	34,911	23,932
Interest expense, net	(1,052)	(848)	(3,123)	(2,478)
Income before income taxes	11,795	8,236	31,788	21,454
Provision for income taxes	(2,586)	(1,164)	(6,863)	(4,091)
Net income	$9,209	7,072	24,925	17,363

Net income per share of common stock:
Basic	$0.40	0.31	1.09	0.76
Diluted	$0.40	0.31	1.08	0.76
Weighted average number of shares of common stock outstanding:
Basic	22,789,057	22,734,375	22,766,516	22,722,712
Diluted	23,115,356	22,887,923	23,052,044	22,825,343

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Balance Sheets

(Unaudited)

(Dollars in thousands, except per share data)

	June 30, 2024	September 30, 2023
Assets
Current assets:
Cash and cash equivalents	$13,915	18,342
Accounts receivable, net	8,921	10,797
Merchandise inventory	117,337	119,260
Prepaid expenses and other current assets	5,026	4,151
Total current assets	145,199	152,550
Property and equipment, net	178,219	169,060
Other assets:
Operating lease assets, net	275,070	287,941
Finance lease assets, net	41,830	45,110
Deposits and other assets	277	395
Goodwill and other intangible assets, net	13,791	14,129
Total other assets	330,968	347,575
Total assets	$654,386	669,185

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$79,310	80,675
Accrued expenses	30,660	33,064
Term loan facility, current portion	1,687	1,750
Operating lease obligations, current portion	35,954	34,850
Finance lease obligations, current portion	3,909	3,690
Total current liabilities	151,520	154,029
Long-term liabilities:
Term loan facility, net of current portion	—	5,938
Revolving facility	16,600	—
Operating lease obligations, net of current portion	262,331	276,808
Finance lease obligations, net of current portion	44,225	47,142
Deferred income tax liabilities, net	11,908	14,427
Total long-term liabilities	335,064	344,315
Total liabilities	486,584	498,344
Stockholders’ equity:
Common stock, $0.001 par value, 50,000,000 shares authorized, 22,793,593 and 22,745,412 shares issued at June 30, 2024 and September 30, 2023, respectively, and 22,793,593 and 22,738,915 shares outstanding at June 30, 2024 and September 30, 2023, respectively	23	23
Additional paid-in capital	60,604	59,013
Retained earnings	107,175	111,871
Common stock in treasury at cost, 6,497 shares at September 30, 2023	—	(66)
Total stockholders’ equity	167,802	170,841
Total liabilities and stockholders’ equity	$654,386	669,185

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Statements of Cash Flows

(Unaudited)

(Dollars in thousands)

	Nine months ended June 30,
	2024	2023
Operating activities:
Net income	$24,925	17,363
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	22,998	21,426
Loss on impairment of long-lived assets and store closures	390	930
Loss on disposal of property and equipment	10	104
Share-based compensation	1,900	1,046
Deferred income tax (benefit) expense	(2,519)	231
Non-cash interest expense	14	14
Other	(160)	—
Changes in operating assets and liabilities:
Decrease (increase) in:
Accounts receivable, net	1,318	2,188
Merchandise inventory	1,923	(2,953)
Prepaid expenses and other assets	(1,009)	(569)
Income tax receivable	252	(1,111)
Operating lease assets	25,005	24,730
(Decrease) increase in:
Operating lease liabilities	(25,386)	(25,643)
Accounts payable	2,023	2,202
Accrued expenses	(2,404)	(3,799)
Net cash provided by operating activities	49,280	36,159
Investing activities:
Acquisition of property and equipment	(31,016)	(23,241)
Acquisition of other intangibles	(839)	(1,133)
Proceeds from sale of property and equipment	3	76
Proceeds from property insurance settlements	44	—
Net cash used in investing activities	(31,808)	(24,298)
Financing activities:
Borrowings under revolving facility	455,300	379,700
Repayments under revolving facility	(438,700)	(379,700)
Repayments under term loan facility	(6,000)	(6,000)
Finance lease obligation payments	(2,653)	(2,039)
Dividends to stockholders	(29,585)	(6,816)
Payments of deferred financing costs	(18)	—
Repurchase of common stock	—	(181)
Payments on withholding tax for restricted stock unit vesting	(243)	(288)
Net cash used in financing activities	(21,899)	(15,324)
Net decrease in cash and cash equivalents	(4,427)	(3,463)
Cash and cash equivalents, beginning of period	18,342	12,039
Cash and cash equivalents, end of period	$13,915	8,576
Supplemental disclosures of cash flow information:
Cash paid for interest	$1,630	933
Cash paid for interest on finance lease obligations, net of capitalized interest of $302 and $183, respectively	1,422	1,542
Income taxes paid	8,264	5,006
Supplemental disclosures of non-cash investing and financing activities:
Acquisition of property and equipment not yet paid	$2,578	6,246
Acquisition of other intangibles not yet paid	51	—
Property acquired through operating lease obligations	13,073	11,307
Property acquired through finance lease obligations	(45)	5,771

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Non-GAAP Financial Measures
(Unaudited)

EBITDA and Adjusted EBITDA

EBITDA and Adjusted EBITDA are not measures of financial performance under GAAP. We define EBITDA as net income before interest expense, provision for income taxes, depreciation and amortization. We define Adjusted EBITDA as EBITDA as adjusted to exclude the effects of certain income and expense items that management believes make it more difficult to assess the Company’s actual operating performance, including certain items such as impairment charges, store closing costs, share-based compensation and non-recurring items.

The following table reconciles net income to EBITDA and Adjusted EBITDA, dollars in thousands:

	Three months ended June 30,		Nine months ended June 30,
	2024	2023	2024	2023
Net income	$9,209	7,072	24,925	17,363
Interest expense, net	1,052	848	3,123	2,478
Provision for income taxes	2,586	1,164	6,863	4,091
Depreciation and amortization	7,845	7,210	22,998	21,426
EBITDA	20,692	16,294	57,909	45,358
Impairment of long-lived assets and store closing costs	402	59	826	930
Share-based compensation	1,062	333	1,900	1,046
Adjusted EBITDA	$22,156	16,686	60,635	47,334

EBITDA increased 27.0% to $20.7 million for the three months ended June 30, 2024 compared to $16.3 million for the three months ended June 30, 2023. EBITDA increased 27.7% to $57.9 million for the nine months ended June 30, 2024 compared to $45.4 million for the nine months ended June 30, 2023. EBITDA as a percentage of net sales was 6.7% and 5.8% for the three months ended June 30, 2024 and 2023, respectively. EBITDA as a percentage of net sales was 6.3% and 5.4% for the nine months ended June 30, 2024 and 2023, respectively.

Adjusted EBITDA increased 32.8% to $22.2 million for the three months ended June 30, 2024 compared to $16.7 million for the three months ended June 30, 2023. Adjusted EBITDA increased 28.1% to $60.6 million for the nine months ended June 30, 2024 compared to $47.3 million for the nine months ended June 30, 2023. Adjusted EBITDA as a percentage of net sales was 7.2% and 5.9% for the three months ended June 30, 2024 and 2023, respectively. Adjusted EBITDA as a percentage of net sales was 6.6% and 5.6% for the nine months ended June 30, 2024 and 2023, respectively.

Management believes some investors’ understanding of our performance is enhanced by including EBITDA and Adjusted EBITDA, which are non-GAAP financial measures. We believe EBITDA and Adjusted EBITDA provide additional information about: (i) our operating performance, because they assist us in comparing the operating performance of our stores on a consistent basis, as they remove the impact of non-cash depreciation and amortization expense as well as items not directly resulting from our core operations, such as interest expense and income taxes and (ii) our performance and the effectiveness of our operational strategies. Additionally, EBITDA is a component of a measure in our financial covenants under our credit facility.

Furthermore, management believes some investors use EBITDA and Adjusted EBITDA as supplemental measures to evaluate the overall operating performance of companies in our industry. Management believes that some investors’ understanding of our performance is enhanced by including these non-GAAP financial measures as a reasonable basis for comparing our ongoing results of operations. By providing these non-GAAP financial measures, together with a reconciliation from net income, we believe we are enhancing investors’ understanding of our business and our results of operations, as well as assisting investors in evaluating how well we are executing our strategic initiatives.

Our competitors may define EBITDA and Adjusted EBITDA differently, and as a result, our measures of EBITDA and Adjusted EBITDA may not be directly comparable to EBITDA and Adjusted EBITDA of other companies. Items excluded from EBITDA and Adjusted EBITDA are significant components in understanding and assessing financial performance. EBITDA and Adjusted EBITDA are supplemental measures of operating performance that do not represent and should not be considered in isolation or as an alternative to, or substitute for, net income or other financial statement data presented in the consolidated financial statements as indicators of financial performance. EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of the limitations are:

●	EBITDA and Adjusted EBITDA do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;

●	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

●	EBITDA and Adjusted EBITDA do not reflect any depreciation or interest expense for leases classified as finance leases;

●	EBITDA and Adjusted EBITDA do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments on our debt;

●	Adjusted EBITDA does not reflect share-based compensation, impairment charges, and store closing costs;

●	EBITDA and Adjusted EBITDA do not reflect our tax expense or the cash requirements to pay our taxes; and

●

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements.

Due to these limitations, EBITDA and Adjusted EBITDA should not be considered as measures of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA as supplemental information.